EXHIBIT 99.1

SIMON PROPERTY GROUP TERMINATES TAUBMAN AGREEMENT

Indianapolis, IN – June 10, 2020 – Simon Property Group, Inc. (NYSE: SPG) (“Simon”) today announced that it has exercised its contractual rights to terminate its February 9, 2020 merger agreement (the “Merger Agreement”) with Taubman Centers, Inc. (NYSE: TCO). Simon also filed an action today in the Circuit Court for the 6th Judicial Circuit of Oakland County, Michigan against Taubman Centers, Inc. and The Taubman Realty Group Limited Partnership (collectively, “Taubman”) requesting a declaration that Taubman has suffered a Material Adverse Event (“MAE”) under the Merger Agreement and has breached the covenants in the Merger Agreement governing the operation of Taubman’s business.

As detailed in the complaint filed this morning, Simon’s termination of the Merger Agreement is based on two separate and independent grounds.  First, the COVID-19 pandemic has had a uniquely material and disproportionate effect on Taubman compared with other participants in the retail real estate industry.  Second, in the wake of the pandemic, Taubman has breached its obligations, which are conditions to closing, relating to the operation of its business.  In particular, Taubman has failed to take steps to mitigate the impact of the pandemic as others in the industry have, including by not making essential cuts in operating expenses and capital expenditures.

The Merger Agreement specifically gave Simon the right to terminate the transaction in the event that a pandemic disproportionately hurt Taubman. Taubman’s significant proportion of enclosed retail properties located in densely populated major metropolitan areas, dependence on both domestic and international tourism at many of its properties, and its focus on high-end shopping have combined to impact Taubman’s business disproportionately due to the COVID-19 pandemic when compared to the rest of the retail real estate industry.  In addition, Taubman has breached its obligation to operate its business in the ordinary course.

About Simon
Simon is a real estate investment trust engaged in the ownership of premier shopping, dining, entertainment and mixed-use destinations and an S&P 100 company (Simon Property Group, NYSE: SPG). Our properties across North America, Europe and Asia provide community gathering places for millions of people every day and generate billions in annual sales.
Simon Investors
Tom Ward
Simon Property Group
317-685-7330

Simon Media
Reevemark
Hugh Burns/Paul Caminiti
212-433-4600
SPGinquiries@reevemark.com